                                                                      EXHIBIT 12
                        VANGUARD CELLULAR SYSTEMS, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                                                            SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                           JUNE 30,
                                                1990        1991        1992        1993        1994        1994       1995
Earnings:
  Net Loss.................................   $(29,312)   $(32,713)   $(26,659)   $(18,998)   $(22,347)    $(4,298)   $(8,484)
  Add/(deduct):
     Extraordinary item....................         --          --          --       3,715       8,402          --         --
     Minority interest.....................       (359)       (309)       (304)        154         153          42        175
     Interest expense......................     19,754      19,292      16,177      15,389      22,126       9,121     17,982
                                                (9,917)    (13,730)    (10,786)        260       8,334       4,865      9,673
Fixed Charges (1):
  Interest expense.........................     19,754      19,292      16,177      15,389      22,126       9,121     17,982
  Capitalized interest.....................      1,046         716         188         188         684         369        623
                                                20,800      20,008      16,365      15,577      22,810       9,490     18,605
  Fixed charges in excess of earnings......   $(30,717)   $(33,738)   $(27,151)   $(15,317)   $(14,476)    $(4,625)   $(8,932)
Ratio (2)..................................       (N/A)       (N/A)       (N/A)       (N/A)       (N/A)       (N/A)      (N/A)


(1) The Company has no shares of preferred stock outstanding.
(2) Earnings for all periods were inadequate to cover fixed charges.